Exhibit 5.1

Madison A. Jones

T: +1 202 842 7800

mjones@cooley.com

October 8, 2026

Quince Therapeutics, Inc.

611 Gateway Boulevard

Suite 273

South San Francisco, California

Ladies and Gentlemen:

We have acted as counsel to Quince Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 2,199,717 shares of Common Stock issuable pursuant to the Company’s 2026 Equity Incentive Plan (the “2026 EIP”), (ii) 142,045 shares of Common Stock issuable pursuant to the Company’s 2026 Employee Stock Purchase Plan (the “2026 ESPP”), and (iii) 1,245,788 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Orphai Therapeutics Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (the “2013 Orphai Plan”) and the Orphai Therapeutics Inc. 2026 Stock Incentive Plan (the “2026 Orphai Plan” and, together with the 2013 Orphai Plan, the 2026 EIP and the 2026 ESPP, the “Plans”) and assumed by the Company in connection with the Merger (as defined below) (the shares identified in clauses (i), (ii) and (iii), collectively, the “Shares”). Please note that the shares identified in clause (iii) will be included in the shares identified in clause (i) to the extent they become available for issuance under the 2026 EIP. They are not additional shares being registered under the Registration Statement. Options outstanding under the 2013 Orphai Plan and the 2026 Orphai Plan were assumed by the Company in connection with the merger (the “Merger”) effected pursuant to the Agreement and Plan of Merger, dated as of May 17, 2026 (the “Merger Agreement”), by and among the Company, Phoenix Merger Sub I, Inc., Phoenix Merger Sub II, LLC, Orphai Holdings Therapeutics, Inc. and Orphai Therapeutics, LLC.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the prospectuses related to the Plans, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the Merger Agreement and (e) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, in reliance thereon and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely

Cooley LLP

By:	/s/ Madison A. Jones
Madison A. Jones